Exhibit 99.1

INTERNATIONAL RECTIFIER REPORTS

FISCAL SECOND QUARTER RESULTS

Orders Rose 14 Percent Quarter On Quarter and 39 Percent Year On Year

EL SEGUNDO, Calif., January 29, 2004 — For the December quarter, International Rectifier Corporation (NYSE: IRF) today reported pro forma net income of $24.6 million (or $0.36 per share), which excludes charges for ongoing severance and restructuring activities previously announced in December 2002, on revenues of $252.3 million, compared to pro forma net income of $19.8 million (or $0.30 per share) on revenues of $234.1 million from the September quarter.  For the December quarter, IR reported net income of $16.9 million (or $0.25 per share), compared to net income of $16.7 million (or $0.25 per share) in the September quarter.  Net income in the December quarter included pretax charges of $10.1 million compared to $4.0 million in the September quarter.  For the prior year quarter ended December 2002, pro forma net income was $10.1 million (or $0.16 per share) on revenues of $209.5 million.  Net loss was ($121.3) million or ($1.90) per share in that quarter with $179.8 million in pretax charges.

Revenues increased 8 percent from the September quarter and 20 percent over the prior year quarter.  Orders rose 14 percent from the September quarter and 39 percent from the prior year quarter.  Bookings in information technology were up 17 percent in the December quarter reflecting IR’s continuing success in Intel’s Centrino™ and Pentium® M platforms.  On a product line basis, IR’s high performance analog ICs in information technology grew 18 percent over the September quarter.  Bookings for the consumer market grew, increasing 17 percent from the September quarter led by growth in digital TV, recordable DVDs, portable digital music players, and smart appliances.

IR shipments to distributors increased 12 percent from the September quarter and represented 30 percent of revenues versus 33 percent a year ago.  Distributor shipments to their customers are rebounding with average leadtimes now at 8 to 15 weeks, stretching 2 to 5 weeks from the September quarter.   Pricing was down less than one percent, in the December quarter, and is expected to increase over the next couple quarters.

IR’s markets continued to show encouraging signs of a long-term recovery worldwide, with orders up significantly in all regions.   Bookings in the Asia Pacific region remained the strongest, showing quarter on quarter growth of 18 percent, followed by Japan and Europe, up 15 percent and 13 percent respectively.

This quarter, IR received its largest automotive production program to date for a next generation electric steering program.  The program is valued at approximately $100 million and was awarded by one of the top three global steering manufacturers.  Additionally, the company is now ramping proprietary product shipments for its first integrated starter alternator program.

Royalties in the December quarter were $10.6 million, an increase of approximately $1 million from the September quarter.  In January 2004, IR announced that the company and Hitachi, Ltd. and Renesas Technology Corp. have settled all outstanding litigation in the United States and Japan between the companies.  IR expects to record a one-time pretax gain of approximately $8 million in the March 2004 quarter as a result of the settlement. The agreement also provides for a cross-license agreement between IR and Hitachi/Renesas.

December quarter gross margin expanded 170 basis points from the September quarter to 37.6 percent, exceeding previous guidance. Gross margin on incremental sales exceeded expectations at 57 percent. The better than expected margin improvement resulted primarily from a richer mix of proprietary products and cost savings.

Chief Executive Officer Alex Lidow stated, “In addition to our strong order growth in every region, we secured over $120 million in design wins in the December quarter, a pattern that has been consistently building for some time.  In fact, design wins for IR’s high-performance analog ICs more than doubled from the September quarter, reaching record levels.  In addition, our opportunities to cross-sell our components with proprietary products are increasing with the economic recovery.”

During the December quarter, IR continued to strengthen its position in target markets with significant new business demonstrating the value of its proprietary products:

•                  IR’s ICs and advanced circuits for information technology — like XPhase™, DirectFET™, DCBus™ and iPOWIR™  — won leading positions at the top three communications networking companies, four of the top PC and server companies and with the two leading makers of graphics cards.  IR secured design wins in networking hubs, routers and servers.  IR captured four new designs in Centrino and Pentium M notebooks, six new Prescott-based Springdale and Grantsdale platform desktops, and 18 new designs in the next-generation servers like Intel’s upcoming Nocona/Lindenhurst platform.  Across all of the new platforms, IR’s value and unit content is significantly higher than in previous generations.

•                  In consumer electronics, Samsung, NEC, Pioneer, Fujitsu, Matsushita and Sony chose high performance proprietary analog ICs and advanced circuit devices from IR to power their digital PDP, LCD and DLP television technologies, while a leading manufacturer of portable digital music players chose IR to extend battery life for its products.

•                  IR analog ICs continued to ramp in next-generation appliances from General Electric, Maytag, Sanyo, and Haier, China’s leading producer.

•                  IR was selected for upcoming Bosch and Siemens programs and for BMW, Volkswagen, Audi, and Daimler-Chrysler vehicles for smart alternators and to power engine cooling systems, active suspension, electric fan control, new engine preheat systems, and direct diesel fuel injection systems.

•                  Power systems and advanced circuit devices are ramping in new defense programs for F-35 Joint Strike Fighter aircraft, advanced satellites, and smart missiles for such customers as Lockheed-Martin, Loral, PerkinElmer, Boeing, Raytheon, and Northrop-Grumman.

Outlook

Alex Lidow noted, “Orders continue to ramp and backlog coverage is now over 90 percent.  For the March quarter, IR expects revenues to grow about 5 percent plus or minus a couple points over the December quarter.  We expect our overall gross margins to improve by about 170 to 200 basis points, and we expect to end the fiscal year approaching all-time record levels.  Opportunities to continue to outperform in this industry in the latest upturn appear better than ever. Pacesetting design wins from a host of leading companies in key target markets are converting rapidly into major upside revenue potential stretching out for several years.  We are particularly excited to see the return of telecom and networking where we saw sequential revenue growth of 15 percent and 49 percent from a year ago, signaling a resumption of significant opportunity.”

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), IR also discloses pro forma or non-GAAP results of operations that exclude costs related to restructuring activities. IR discloses both pro forma and actual results of operations in order to allow the users of its financial statements to assess the Company’s operating results with and without charges associated with the Company’s ongoing restructuring initiatives previously announced in December 2002.  In connection with these activities, among other things, the Company is de-emphasizing its commodity business and accelerating the move to its proprietary products.  The Company expects to record severance and restructuring charges as incurred in accordance with SFAS 146, “Accounting for the Costs Associated with Exit or Disposal Activities”, through approximately calendar year-end 2004.

The following reconciles reported net income and earnings per share to pro forma net income and earnings per share for the fiscal quarters ended December 31, 2003, September 30, 2003 and December 31, 2002:

	December 31, 2003	September 30, 2003	December 31, 2002
Reported net income (loss)	$16,888	$16,731	$(121,298)
Costs from restructuring activities (net of tax benefit)	7,668	3,062	131,348
Pro forma net income	$24,556	$19,793	$10,050

Reported net income (loss) per common share, basic	$0.26	$0.26	$(1.90)
Costs from restructuring activities (net of tax benefit)	.12	.05	2.06
Pro forma net income per common share, basic	$0.38	$0.31	$0.16

Reported net income (loss) per common share, diluted	$0.25	$0.25	$(1.90)
Costs from restructuring activities (net of tax benefit)	.12	.05	2.06
Effect of dilutive securities	(.01)	—	—
Pro forma net income per common share, diluted	$0.36	$0.30	$0.16

International Rectifier (NYSE:IRF) is a world leader in power management technology.  IR’s analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and reduce energy waste in motors, the world’s single largest consumer of electricity.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

The foregoing material includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  The materials presented can be identified by the use of forward-looking terminology such as “anticipate”, “believe”, “estimate”, “may”, “should”, “will”, or “expects” or the negative or variations thereof, whether set out in the text of documents or in graphs.  Such forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected.  Factors that could affect the company’s actual results include greater than expected costs of implementing company restructuring plans; changes in assumptions or events that adversely affect the timing and realization of anticipated cost savings from restructuring plans and the amount of anticipated charges; the failure of market demand to materialize as anticipated; the effectiveness of cost controls and cost reductions; pricing pressures; unexpected costs associated with cost-reduction efforts, including reductions in force and the transfer, discontinuance, divestiture or consolidation of product lines and equipment (including, without limitation, those associated with the company’s restructuring initiatives); product claims, investigations, returns and recalls; introduction, acceptance, availability, and continued demand and growth of new and high-performance products; delays in transferring and ramping production lines or completing customer qualifications (including, without limitation, those associated with the company’s restructuring initiatives); company and market impact due to the cancellation or delays in customer and/or industry programs and/or orders; unfavorable changes in industry and competitive conditions; economic conditions in the company’s markets around the world and the timing of changes in market conditions; the company’s mix of product shipments; the success of working capital management programs; failure of suppliers and subcontractors to meet their delivery commitments; changes in interest and investment rates; impacts on our business or financial condition due to changes in currency valuation; impact of changes in accounting methods; the impact of changes in laws and regulations, including tax, trade and export regulations and policies; the initiation of or actual results of any outstanding patent and other litigation, whether asserted by or against us; impacts on our royalties from patent licensee redesign, a decline in sales by licensees, or change in product mix to non-infringing devices; and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange Commission, including its most recent reports on Form 10-K and 10-Q.  Additionally, to the foregoing factors should be added the financial and other ramifications of terrorist actions.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 212.346.7499 or by logging onto the Internet at http://www.irf.com, http://www.vcall.com, or http://www.streetevents.com at least 15 minutes ahead of the start time. A replay of the call will be available from 7:30 p.m. Eastern time (4:30 p.m. Pacific time) on Thursday, January 29 until midnight Eastern time (9:00 p.m. Pacific time) on Tuesday, February 3.  To hear the replay, call 800.633.8284 (for international callers 402.977.9140) and use reservation number 21180210, or use the websites listed above.

Company contact: Steve Harrison, 310.252.7731.

Website:  http://www.irf.com

XPhase, DCBus, DirectFET, and iPOWIR are trademarks of International Rectifier.

Centrino, Pentium are trademarks of Intel Corporation.

International Rectifier Corporation and Subsidiaries

Unaudited Consolidated Statement of Operations

(In thousands except per share amounts)

	Three Months Ended December 31		Six Months Ended December 31
	2003	2002	2003	2002

Revenues	$252,314	$209,535	$486,443	$421,696
Cost of sales	157,431	147,438	307,416	285,324
Gross profit	94,883	62,097	179,027	136,372

Selling and administrative expense	38,128	34,964	74,711	69,755
Research and development expense	22,391	18,562	43,054	38,093
Amortization of acquisition-related intangibles	1,408	1,327	2,797	2,654
Impairment of assets, restructuring and severance	10,090	173,815	14,119	177,653
Other (income) expense, net	266	149	527	(159)
Interest (income) expense, net	379	(127)	(416)	534
Income (loss) before income taxes	22,221	(166,593)	44,235	(152,158)

Provision for (benefit from) income taxes	5,333	(45,295)	10,616	(41,831)
Net income (loss)	$16,888	$(121,298)	$33,619	$(110,327)

Net income (loss) per common share
Basic	$0.26	$(1.90)	$0.52	$(1.73)
Diluted	$0.25	$(1.90)	$0.50	$(1.73)

Average common shares outstanding - basic	65,176	63,893	64,836	63,847
Average common shares and potentially dilutive securities outstanding – diluted	68,725	63,893	67,710	63,847

International Rectifier Corporation and Subsidiaries

Condensed Consolidated Balance Sheet

(In thousands)

	(Unaudited)
	December 31	June 30
	2003	2003
Assets

Current assets:
Cash, cash equivalents and cash investments	$477,736	$492,472
Trade accounts receivable	150,001	138,097
Inventories, net	162,014	173,577
Deferred income taxes	25,087	32,211
Prepaid expenses and other receivables	35,389	38,482

Total current assets	850,227	874,839

Long-term cash investments	288,987	229,020

Property, plant and equipment, net	362,285	346,557

Other assets	386,839	371,436

Total assets	$1,888,338	$1,821,852

Liabilities and Stockholders’ Equity

Current liabilities:
Bank loans	$26,285	$17,121
Long-term debt, due within one year	309	1,183
Accounts payable	68,742	86,911
Accrued salaries, wages and commissions	27,956	28,951
Other accrued expenses	56,047	77,567

Total current liabilities	179,339	211,733

Long-term debt, less current maturities	568,132	579,379
Other long-term liabilities	16,138	14,208
Deferred income taxes	13,405	4,293

Stockholders’ equity:
Common stock	65,495	64,186
Capital contributed in excess of par value of shares	734,926	699,446
Retained earnings	241,534	207,915
Accumulated other comprehensive income	69,369	40,692
Total stockholders’ equity	1,111,324	1,012,239

Total liabilities and stockholders’ equity	$1,888,338	$1,821,852